News Release For Further Information: Jessica Gulis, 248.559.0840 ir@cnfrh.com For Immediate Release Conifer Holdings Announces Share Repurchase Program of up to One Million Shares Birmingham, MI, December 11, 2018 ‐ Conifer Holdings, Inc. (Nasdaq: CNFR, CNFRL) (“Conifer” or the “Company”) today announced that its Board of Directors has authorized a program to repurchase up to one million shares of the Company’s common stock. Shares may be purchased in the open market or through negotiated transactions. The program may be terminated or suspended at any time, at the discretion of the Company. Mr. Jim Petcoff, Chairman and CEO of Conifer, noted, “We believe a repurchase of our shares is an attractive use of our capital given where the stock price is compared to book value.” The Company may in the future enter into a Rule 10b5-1 trading plan to effect a portion of the authorized purchases, if criteria set forth in the plan are met. Such a plan would enable the Company to repurchase its shares during periods outside of its normal trading windows, when the Company typically would not be active in the market. The timing of purchases, and the exact number of any shares to be purchased, will depend on market conditions. The repurchase program does not include specific price targets or timetables. The Company intends to finance the purchases using available working capital. As of September 30, 2018, the Company had 8,602,703 shares of its common stock outstanding. About the Company Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market under the symbol CNFR. Additional information is available on the Company's website at IR.CNFRH.com.

Conifer Holdings, Inc. Page 2 December 11, 2018 Forward‐Looking Statement This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K/A (“Item 1A Risk Factors”) filed with the SEC on May 14, 2018 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.